Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Incentive Award Plan of WillScot Mobile Mini Holdings Corp. (formerly WillScot Corporation) of our reports dated March 2, 2020, with respect to the consolidated financial statements of WillScot Corporation and the effectiveness of internal control over financial reporting of WillScot Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

July 1, 2020